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                                                                   EXHIBIT 99.01

[ESS LOGO]                                                                  NEWS

FOR IMMEDIATE RELEASE

Contact Information:
ESS Technology, Inc.                                 George Bradley
Investor Relations                                   Fleishman-Hillard
(510) 492-1180                                       (213) 489-8222

Vialta, Inc.                                         Bender/Helper Impact, Inc.
Investor Relations                                   (310) 473-4147
(510) 492-1980

                       ESS TECHNOLOGY AND VIALTA ANNOUNCE
                    FORM 10 REGISTRATION STATEMENT FINALIZED

             ESS SETS NEW DISTRIBUTION DATE FOR VIALTA, INC. SHARES

                 NEW VIALTA CLASS A COMMON SHARES TRADING SYMBOL

        FREMONT, CALIF., AUGUST 9, 2001--ESS Technology, Inc. (Nasdaq: ESST), a leading provider of silicon solutions for digital video, communications, and digital home systems, and Vialta, Inc. (OTCBB: VLTAV), a consumer entertainment electronics company, today announced the Securities and Exchange Commission
(SEC) has completed its review of Vialta's Form 10 registration statement. As a result, ESS is now able to proceed with its special stock dividend to ESS shareholders of all of the approximately 50,577,000 shares of Class A common stock of Vialta, Inc., currently held by ESS. After this distribution, ESS will no longer hold any shares of Vialta capital stock. This special stock dividend will be distributed on August 21, 2001 to ESS shareholders of record as of July 23, 2001, the record date. ESS common stock has been trading and continues to trade with due bills attached through August 21, 2001, the expected distribution date. Investors who hold or purchase ESS shares and settle before the distribution date will still receive the special stock dividend, pursuant to these due bills.

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                                              ESS Technology and Vialta Announce
                                        Form 10 Registration Statement Finalized
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        Trading of the Vialta Class A common stock on the OTC Bulletin Board is expected to begin on a "when issued" basis under the ticker symbol "VLTAV" on or shortly after August 16, 2001. This symbol will be used until the distribution date. "Regular way" trading of Vialta Class A common stock should begin on August 21, 2001, the distribution date under the ticker symbol "VLTA." Both
"when issued" and "regular way" trades of Vialta Class A common stock are expected to be reported on the OTC Bulletin Board.

        ESS and Vialta previously announced that the common shares trading symbol for Vialta was expected to be "VDHS." As previously noted, this has been changed to "VLTA," with the special ticker symbol "VLTAV" used for "when issued" trading before the distribution date.

        ESS Technology shareholders entitled to receive the special stock dividend will receive approximately 1.18 shares of Vialta Class A common stock for each share of ESS Technology common stock entitled to receive the special stock dividend. Fractional shares will be rounded up to the nearest whole share. The common stock shares of ESS will begin trading "ex-dividend" on the first trading day following the distribution date.

        ESS has applied for a ruling from the Internal Revenue Service to qualify the special stock dividend as a tax-free distribution both to ESS and to its shareholders. There can be no assurance that the IRS will rule favorably and therefore there is no assurance that the special stock dividend will be tax-free. In addition, ESS has not received an opinion from its tax advisors with respect to the tax status of the distribution. Therefore shareholders are urged to seek their own tax advice with respect to this special stock dividend.

        Robert Blair, president and chief executive officer of ESS stated, "We have completed the final regulatory requirement for ESS to distribute its ownership of Vialta to our shareholders. We believe the spin-off will allow ESS and Vialta to focus on and grow their own respective businesses."

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                                              ESS Technology and Vialta Announce
                                        Form 10 Registration Statement Finalized
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        Didier Pietri, president of Vialta added, "As a public company we will be more attractive to employees, investors, strategic partners, and customers. Vialta has begun to launch its first product, the ViDVD, which is a multi-functional, high-end DVD player based on our digital home system platform. We are excited about our opportunities in the emerging digital home entertainment market."

ABOUT ESS TECHNOLOGY

        ESS Technology, Inc., a leader in digital video, communications, and digital home systems, provides advanced products enabling the convergence of communications, computer, consumer, and Internet markets.

        ESS Technology, headquartered in Fremont, California, has R&D, sales, and technical support offices worldwide. ESS Technology's common stock is traded on the Nasdaq under the symbol ESST. ESS Technology's web site address is: http://www.esstech.com.

ABOUT VIALTA

        Vialta is developing a digital home system platform and family of multimedia Internet appliances, as well as a complementary system for the delivery of home entertainment content. Vialta's initial digital home system product will be the ViDVD(TM), a multi-functional DVD player that enables consumers to play DVD, CD, MP3, picture CD (JPEG), karaoke and other audio and video formats, and to browse the Internet through their television.

        Vialta, headquartered in Fremont, California, has R&D, sales, and technical support offices in Toronto and Hong Kong. Vialta's web site address is: http://www.vialta.com.

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                                              ESS Technology and Vialta Announce
                                        Form 10 Registration Statement Finalized
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        This press release contains forward-looking statements that include statements relating to the reporting of trades of Vialta's Class A common stock on the OTC Bulletin Board, the receipt by ESS of a favorable IRS tax ruling, the approximate number of Vialta Class A common shares to be distributed by ESS, and the anticipated development and commercial launch of Vialta products. There can be no assurance that any of these statements about the future will be accurate, or that any of these future events will materialize when expected or in some cases, at all. Trading in Vialta's Class A common stock will depend upon the development of an independent buyers market for Vialta's common stock, without the benefit of true market makers. The receipt of a favorable IRS tax ruling is dependent upon the IRS's receipt of certain representations from ESS, which ESS may not be able to make. The actual number of Vialta shares to be received depends on fractional share rounding calculations. Development and commercial launch of new products by Vialta is subject to all the risks and uncertainties described in the registration statement on Form 10 filed by Vialta with the SEC. Forward-looking statements concerning ESS are also subject to risks detailed from time to time in the SEC reports of ESS, including the reports on Form 10-K and Form 10Q. Actual results could differ materially from those projected in the forward-looking statements.

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